Exhibit 10.17

Lease Agreement
(English Translation)

Lessor (Party A): Huizhou Huiyang Sanlian Iron Products Factory

Lessee (Party B): Ritar Power (Huizhou) Co., Ltd.

In accordance with relevant Chinese laws, decrees and pertinent rules and regulations, Party A and Party B have reached an agreement (the “Agreement”) through friendly negotiation based on principles of freedom of contract, equality and mutual benefit.

1.	Lease Condition

The 14,704 square meters land Party A leased to Party B is located at Cunfa Lake, Qiu Chang Zhen Town, Hui’yang District, Huizhou.

2.	Lease Term

2.1	The lease term shall be twelve months from 1 April 2007 to 31 March 2008.

2.2
Party A has the right to repossess the land contemplated in the lease when this Agreement expires and Party B shall return the leased land in time. If Party B intends to extend the term of the leasehold, he shall notify Party A within three months before the Agreement expires.

3.	Rent and Deposit

3.1	As the result of both parties’ negotiation, the rent of the leased land shall be RMB 0.5 Yuan per square meter each day and it will be RMB ___ Yuan per month.

3.2
Once both parties sign the Agreement, Party B shall pay that safety deposit to Party A in an amount of one month’s rent. Party B shall pay the rent before the 5th of each month, and three months’ rent shall be paid in advance to Party A.

4.	Other Fees

During the lease term, Party B shall bear the costs and fees of using the leased premises and shall pay the amount of money within three days after it receives the receipts or invoices.

5.	Sublease

During the lease term, consent from Party A shall be obtained before Party B subleases the premises. Otherwise, the rents paid and the deposit shall be forfeited and will not be returned to Party B.

6.	Other issues

6.1
In case of breach of the Agreement by any party for terminating the Agreement unilaterally, the breaching party shall be liable for the breach and pay the non-breaching party a penalty in an amount equal to three months’ rent.

6.2
During the lease term, if any issue arising from the Real Property Certificates for the leased land adversely affects the normal operation of Party B, Party A shall be responsible for damages incurred therein. This Agreement shall become effective after the Party B pays the first rent or otherwise terminate once the rent for any month becomes overdue for at least three months.

7.	Both parties shall solve any issues not covered in this Agreement in accordance with relevant PRC laws and regulations.

8.	This Agreement has four originals and each party holds two originals. This Agreement become effective with both parties’ signatures or corporate seals.

Lessor:

Huizhou Huiyang Sanlian Iron Products Factory
(Corporate Seal)

Lessee:

Ritar Power (Huizhou) Co., Ltd.

By: /s/ Jiada Hu
Name: Jiada Hu

Date: 1 April 2007